Exhibit 10.9
MOTOROLA, INC.
AWARD DOCUMENT
For the
Motorola Omnibus Incentive Plan of 2006
Terms and Conditions Related to Employee Nonqualified Stock Options

Recipient:	Greg Brown	Date of Expiration:	January 31, 2018

Commerce ID #:		Number of Options:	679,348

Date of Grant:	January 31, 2008	Exercise Price:	$13.31
Motorola, Inc. (“Motorola” or the “Company”) is pleased to grant you options to purchase shares of Motorola’s common stock under the Motorola Omnibus Incentive Plan of 2006 (the “Plan”). The number of options (“Options”) awarded to you and the Exercise Price per Option, which is not less than 100% of the Fair Market Value on the Date of Grant, are stated above. Each Option entitles you to purchase one share of Motorola’s common stock on the terms described below and in the Plan.

Vesting and Exercisability
You cannot exercise the Options until they have vested.
Regular Vesting – If, within the three years following the Date of Grant (the “First Performance Period”), the Fair Market Value (as defined below) of Motorola common stock meets or exceeds the dollar amount set forth below on at least ten Trading Days (as defined below) within any thirty consecutive Trading Days, then the Options will vest in accordance with the following schedule:

Dollar Amount	Options Vested
$16.00	226,449
If, within the five years following the Date of Grant (the “Second Performance Period”), the Fair Market Value of Motorola common stock meets or exceeds the dollar amount set forth below on at least ten Trading Days within any thirty consecutive Trading Days, then the Options will vest in accordance with the following schedule:

Dollar Amount	Options Vested
$20.00	226,449
If, within the seven years following the Date of Grant (the “Third Performance Period,” and collectively with the First

Performance Period and the Second Performance Period, the “Performance Periods”), the Fair Market Value of Motorola common stock meets or exceeds the dollar amount set forth below on at least ten Trading Days within any thirty consecutive Trading Days, then the Options will vest in accordance with the following schedule:

Dollar Amount	Options Vested
$23.00	226,450
For purposes of this agreement, “Trading Day” means any date on which the New York Stock Exchange is open for trading. To the extent some or all of the Options do not vest prior to the end of the applicable Performance Period, then any such Options shall immediately expire at the end of such Performance Period.
Exercisability – You may exercise Options at any time after they vest and before they expire as described below.
Expiration
All Options expire on the earliest of (i) the Date of Expiration as stated above, (ii) any of the Special Expiration Dates described below, or (iii) with respect to any unvested Options, at the end of the applicable Performance Period. Once an Option expires, you no longer have the right to exercise it.

Special Expiration Dates
If any of the following events occur during a Performance Period, your Options may expire sooner than the Date of Expiration, as set forth below:
Disability — If your employment or service with Motorola or a Subsidiary is terminated because of your Total and Permanent Disability (as defined below), all of your unvested Options will automatically expire upon termination and all of your vested Options will then expire on the earlier of the first anniversary of your termination of employment or service because of your Total and Permanent Disability or the Date of Expiration stated above. Until that time, the vested Options will be exercisable by you or your guardian or legal representative.
Death — If your employment or service with Motorola or a Subsidiary is terminated because of your death, all of your unvested Options will automatically expire upon your death and all of your vested Options will then expire on the earlier of the first anniversary of your death or the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the vested Options will be exercisable by your legal representative, legatees or distributees.
Change In Control — If a “Change in Control” of the Company occurs, and the successor corporation does not assume these Options or replace them with options that are at least comparable to these Options, then: (i) all of your unvested Options will be fully vested and (ii) all of your Options will be exercisable until the Date of Expiration set forth above.
Further, with respect to any Options that are assumed or replaced as described in the preceding paragraph, such assumed or replaced options shall provide that they will be fully vested and exercisable until the Date of Expiration set forth above if you are involuntarily terminated (for a reason other than “Cause”) or if you quit for “Good Reason” within 24 months of the Change in Control. For purposes of this paragraph, the terms “Change in Control”, “Cause” and “Good Reason” are defined in the Plan.
Change in Employment in Connection with a Divestiture — If you accept employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola or a Subsidiary, or if you remain employed by a Subsidiary that is sold or whose shares are distributed to the Motorola stockholders in a spin-off or similar transaction (a “Divestiture”), all of your unvested Options will automatically expire upon termination of your employment with Motorola and your vested Options will expire on the earlier of (i) 90 days after such Divestiture or (ii) the Date of Expiration stated above.
Termination of Employment or Service Because of Serious Misconduct — If Motorola or a Subsidiary terminates your employment or service because of Serious Misconduct (as defined below), all of your Options (vested and unvested) expire upon your termination.
Termination of Employment or Service by Motorola or a Subsidiary Other than for Serious Misconduct or a Divestiture — If Motorola or a Subsidiary on its initiative, terminates your employment or service other than for Serious Misconduct or a Divestiture, all of your unvested Options will automatically expire upon termination and all of your vested but not yet exercised Options will expire on the earlier of (i) 90 days after your termination of employment or (ii) the Date of Expiration stated above.
Termination of Employment or Service for any Other Reason than Described Above — If your employment or service with Motorola or a Subsidiary terminates for any reason other than that described above, including voluntary resignation of your employment or service, all of your unvested Options will automatically expire upon termination of your employment or service and all of your vested but not yet exercised Options will expire on the earlier of (i) the date ninety (90) days after the date of termination of your employment or service or (ii) the Date of Expiration stated above.
Leave of Absence — If you take a leave of absence from Motorola or a Subsidiary that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and which does not constitute a termination of employment as determined by Motorola or a Subsidiary the following will apply:
Vesting of Options — Options will continue to be eligible to vest during the first 90 days of your leave period in accordance with the vesting terms set forth above. If the leave exceeds 90 days, no additional options shall vest after the 90th day. Upon your return to substantially full-time employment or service, you shall be eligible to vest in any remaining unvested options (a) after you are employed for at least thirty or more consecutive days, and (b) to the extent the Regular Vesting provisions set forth above are satisfied.
Exercising Options — You may exercise Options that are vested or that vest during the leave of absence.
Effect of Termination of Employment or Service — If your employment or service is terminated during the leave of absence, the treatment of your Options will be determined as described under “Special Expiration Dates” above.
Other Terms
Method of Exercising — You must follow the procedures for exercising options established by Motorola from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any taxes that are required to be withheld by Motorola or a Subsidiary in connection with the exercise. Options may not be exercised for less than 50 shares unless the number of shares represented by the Option is less than 50 shares, in which case the Option must be exercised for the remaining amount.
Transferability — Unless the Committee provides, Options are not transferable other than by will or the laws of descent and distribution.
Tax Withholding — Motorola or a Subsidiary is entitled to withhold an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of common stock deliverable in connection with the exercise of the Options. You may satisfy any minimum withholding obligation and any additional withholding, if desired, by electing to have the plan administrator retain Option shares having a Fair Market Value on the date of exercise equal to the amount to be withheld.
Definition of Terms
If a term is used but not defined, it has the meaning given such term in the Plan.
“Fair Market Value” is the closing price for a share of Motorola common stock on any applicable date. The official source for the closing price is the New York

Stock Exchange Composite Transaction as reported in the Wall Street Journal at www.online.wsj.com.
“Serious Misconduct” means any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures.
“Subsidiary” means an entity of which Motorola owns directly or indirectly at least 50% and that Motorola consolidates for financial reporting purposes.
“Total and Permanent Disability” means entitlement to long-term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute.
Consent to Transfer Personal Data
By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing your consent may affect your ability to participate in the Plan.
Acknowledgement of Discretionary Nature of the Plan; No Vested Rights
You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future or to future employment. Nor shall this or any such grant interfere with your right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between you and the Company. Future grants, if any, will be at the sole discretion of Motorola, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.
No Relation to Other Benefits/Termination Indemnities
Your acceptance of this award and participation under the Plan is voluntary. The value of your stock option awarded herein is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the stock option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.
Substitute Stock Appreciation Right
Motorola reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of shares as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute Stock Appreciation Right may be settled only in Motorola common stock.

Acceptance of Terms and Conditions
By accepting the Options, you agree to be bound by these terms and conditions, the Plan and any and all rules and regulations established by Motorola in connection with awards issued under the Plan and any additional covenants or promises Motorola may require as a condition of the grant.
Other Information about Your Options and the Plan
You can find other information about options and the Plan on the Motorola website
http://myhr.mot.com/pay_finances/ awards_incentives/stock_options/plan_documents.jsp If you do not have access to the website, please contact Motorola Global Rewards, 1303 E. Algonquin Road, Schaumburg, IL 60196 USA; GBLRW01@Motorola.com; 847-576-7885; for an order form to request Plan documents.